EXHIBIT 99.2

Third Quarter 2005 Business Update

Good afternoon and welcome to Select Comfort’s third quarter update call. This is Jim Raabe, the company’s Chief Financial Officer. Today I will provide an update on our business trends relative to our long term revenue and earnings targets. This call can also be heard on our website at www.selectcomfort.com.

There are three main points I would like to cover today:

•	First, sales trends are on track and we expect to exceed our long term growth targets in the third quarter;
•	Second, we have been active in aggressively and opportunistically pursuing stock repurchases over the last several months; and
•	Third, we remain confident in our business outlook and continue to execute against our longer term strategies which are designed to drive and sustain high growth.

As we’ve previously stated, our long term targets are for sales growth of 15% to 20% and earnings growth of 20% to 25%. We are currently on track to exceed those long term targets, both in the quarter and for the full year.

We have been very pleased with our sales results to date. We experienced record levels of sales for our tv shopping business and had a record sales day in our stores on Labor Day this past week. Our long term target for same store growth is 7% to 12% and we expect to be at the upper end of that range for the third quarter. We have sustained our growth rates while maintaining our promotion and financing offers at or below historical levels and have continued to see consumer interest and appreciation of our unique product and its value.

Our distribution expansion strategies also remain on track.

•	In the third quarter we will open more than 15 stores and expect to end the year with nearly 395 stores;
•
 In August, we began previously announced tests with mattress retailers in New York and in the southeast. Our past experience with these types of relationships is that selective    additions to distribution drive higher overall market share and profitability; and

•	Finally, we have continued to increase our bed count in Radisson hotels and to drive Radisson guests to our stores to purchase our product for their homes.

Our earnings outlook for the year of $1.00 to $1.08 per share remains in place. We have made progress in improving our overall gross margins in the third quarter. Cost pressures, however, are real, and rising fuel costs are limiting the upsides to our profit potential in the near term, resulting in no change to our full year guidance at this time. Our unique vertically integrated business model positions us to achieve cost reductions and make pricing adjustments to offset these cost increases in the future through manufacturer and delivery efficiencies, leverage of our scale and full control of distribution, marketing and sales. We are confident in our ability to sustain strong growth rates in 2006 and over the long term.

As noted earlier, we have seen opportunities over this past month to aggressively pursue stock repurchases. Quarter to date, we have repurchased 1.3 million shares or nearly 4% of our outstanding common stock. In addition, our Board of Directors has increased our repurchase authorization and we continue to pursue stock repurchases as the market allows.

Let me conclude the call by providing a few of the Company’s core strengths, which stand out in challenging times:

•	We have a unique, proprietary product, that’s not a commodity
•	We have a strong and growing brand building effort with ongoing development opportunities to further strengthen that brand
•	We have significant opportunities for distribution expansion, both channel and geographic
•	An efficient, high quality supply chain, and
•	A strong balance sheet with no debt and strong cash flow generation capabilities to pursue growth opportunities

Our next scheduled communication will be to announce full third quarter results. That announcement is scheduled for October 25th after market close. We look forward to providing full quarter results and further detail on progress toward our goals.

The information in this call contained forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks are outlined in our earnings releases and discussed in some detail in our annual report on Form 10-K and other periodic filings with the SEC. We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. This call is pre-recorded and will be available on the company’s website until September 23, 2005. The transcript of this call will be available until October 25.

Thank you.